Exhibit 99.1

Date: February 4, 2020	CorVel Corporation
2010 Main Street
Suite 600
Irvine, CA 92614

FOR IMMEDIATE RELEASE	Contact: Melissa Storan
Phone: 949-851-1473
http://www.corvel.com

CorVel Announces Revenues and Earnings

IRVINE, California, February 4, 2020— CorVel Corporation (NASDAQ: CRVL) announced the results for the quarter ended December 31, 2019. Revenues for the quarter ended December 31, 2019 were $148 million, an increase of 1.4% from revenues of $146 million in the same quarter of the prior year.  Earnings per share for the quarter ended December 31, 2019 were $0.50, a decrease of 7.4% from earnings per share of $0.54 in the same quarter of the prior year.

Revenues for the nine months ended December 31, 2018 and December 31, 2019 were $445 million.  Earnings per share for the nine months ended December 31, 2019 were $1.91, an increase of 4.4% from earnings per share of $1.83 for the same period of the prior year.

The Company’s continued investments in the ongoing digital transformation in healthcare leverages two of their most valuable assets, the vast volumes of data they manage and their proprietary systems. Through strategic interface enhancements and advanced algorithms, the Company is changing the role data plays within their systems. Their data-centric approach transitions data from being merely an output of business processes, to an active and dynamic participant through the application of advanced business intelligence.

During the quarter, the Company’s enhancements to its integrated claims management platform, CareMC EdgeSM, continued to change the way data is captured and used. With the Company’s data-centric approach, information is used dynamically to generate recommendations for action, predict outcomes and facilitate additional data-driven and knowledge-enabled capabilities.

About CorVel

CorVel Corporation is a national provider of innovative workers’ compensation, auto, liability and health solutions for employers, third party administrators, insurance companies, and government agencies seeking to control costs and promote positive outcomes. We apply technology, intelligence, and a human touch throughout the risk management process so our clients can intervene early and often while being connected to the critical intelligence they need to proactively manage risk. With a robust technology platform at its core, our connected solution is delivered by a national team of associates who are committed to helping clients design and administer programs that meet their organization’s performance goals.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995

All statements included in this press release, other than statements or characterizations of historical fact, are forward-looking statements. These forward-looking statements are based on the Company’s current expectations, estimates and projections about the Company, management’s beliefs, and certain assumptions made by the Company, and events beyond the Company’s control, all of which are subject to change. Such forward-looking statements include, but are not limited to, statements relating to the Company’s results of operations, including product investment strategies, business intelligence, analytics and added functionality within claims management services. These forward-looking statements are not guarantees of future results and are subject to risks, uncertainties and assumptions that could cause the Company’s actual results to differ materially and adversely from those expressed in any forward-looking statement, including the risk that the impact of the security incident on our business, results of operations and financial condition is greater than our initial assessment.

The risks and uncertainties referred to above include, but are not limited to, factors described in this press release and the Company’s filings with the Securities and Exchange Commission, including but not limited to “Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended March 31, 2019 and the Company’s Quarterly Report on Form 10-Q for the quarters ended June 30, 2019 and September 30, 2019. The forward-looking statements in this press release speak only as of the date they are made. The Company undertakes no obligation to revise or update publicly any forward-looking statement for any reason.

CorVel Corporation
Quarterly Results – Income Statement
Quarters and Nine Months Ended December 31, 2019 (unaudited) and December 31, 2018 (unaudited)

Quarter Ended	December 31, 2019	December 31, 2018
Revenues	$148,092,000	$146,082,000
Cost of revenues	118,839,000	116,728,000
Gross profit	29,253,000	29,354,000
General and administrative	17,000,000	15,803,000
Income from operations	12,253,000	13,551,000
Income tax provision	2,901,000	3,253,000
Net income	$9,352,000	$10,298,000
Earnings Per Share:
Basic	$0.51	$0.55
Diluted	$0.50	$0.54
Weighted Shares
Basic	18,253,000	18,758,000
Diluted	18,526,000	18,984,000

Nine Months Ended	December 31, 2019	December 31, 2018
Revenues	$445,200,000	$444,656,000
Cost of revenues	350,024,000	352,459,000
Gross profit	95,176,000	92,197,000
General and administrative	49,290,000	46,834,000
Income from operations	45,886,000	45,363,000
Income tax provision	10,256,000	10,498,000
Net income	$35,630,000	$34,865,000
Earnings Per Share:
Basic	$1.94	$1.85
Diluted	$1.91	$1.83
Weighted Shares
Basic	18,410,000	18,852,000
Diluted	18,695,000	19,058,000

CorVel Corporation
Quarterly Results – Condensed Balance Sheet
December 31, 2019 (unaudited) and March 31, 2019 (audited)

	December 31, 2019	March 31, 2019
Cash	$89,628,000	$91,713,000
Customer deposits	45,952,000	45,268,000
Accounts receivable, net	66,187,000	71,336,000
Prepaid taxes and expenses	8,785,000	7,176,000
Property, net	76,955,000	61,980,000
Right-of-use, net	93,541,000	—
Goodwill and other assets	41,032,000	40,545,000
Total	$422,080,000	$318,018,000
Accounts and taxes payable	$20,659,000	$11,478,000
Accrued liabilities	115,066,000	105,441,000
Deferred tax liability	5,403,000	6,294,000
Long-term operating lease liabilities	87,587,000	—
Paid-in capital	166,243,000	155,801,000
Treasury stock	(513,668,000)	(466,156,000)
Retained earnings	540,790,000	505,160,000
Total	$422,080,000	$318,018,000